As filed with the Securities and Exchange Commission on January 30, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

CANTEL MEDICAL CORP.
150 Clove Road
Little Falls, New Jersey 07424
Delaware	(973) 890-7220	22-1760285
(State or other jurisdiction	(Address of principal executive offices)	(I.R.S. employer identification
of incorporation or organization)		number)

Cantel Medical Corp. 2006 Equity Incentive Plan

(Full Title of Plan)

Eric W. Nodiff, Esq.

Senior Vice President and General Counsel

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

(973) 890-7220

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.10	700,000 shares	$14.00	$9,800,000	$385.14

(1) This Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of Common Stock reported on the New York Stock Exchange on January 20, 2009.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This registration statement is being filed solely for the registration of additional shares of common stock of Cantel Medical Corp. (the “Company”) for issuance pursuant to awards granted under the Company’s 2006 Equity Incentive Plan (as amended, the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement relating to the Plan (Registration No. 333-140388) is hereby incorporated by reference in this registration statement, except as revised in Part II of this registration statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s Annual Report for the fiscal year ended July 31, 2008 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008;

(c) The Company’s Current Reports on Form 8-K filed on December 5, 2008 and January 23, 2009; and

(d) The Registration Statement of the Company on Form 8-A filed on April 10, 1972 registering the Company’s Common Stock, par value $.10 per share (the “Common Stock”), under Section 12 of the Exchange Act, which contains a description of the Common Stock.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of common stock registered hereunder has been passed upon by Eric W. Nodiff, the Company’s Senior Vice President and General Counsel. As of January 30, 2009, Mr. Nodiff owned 38,650 shares of the Company’s common stock (inclusive of 28,333 restricted shares subject to forfeiture) and held options to purchase 95,000 shares of the Company’s common stock, 75,000 of which have an exercise price significantly above the current market price of Cantel common stock ).

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article Fifteenth of the Company’s Amended and Restated Certificate of Incorporation states that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Fifteenth does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145. The right to indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided under Article Thirteenth will not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s By-laws, as amended, also provides that the Company’s directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by the DGCL.

The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws. In addition, the Company has entered into Indemnification Agreements with certain of its directors and officers which provide for indemnification from liability to the full extent permitted by the DGCL.

Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits

Exhibit Number	Description of Document

4	2006 Equity Incentive Plan, as amended.
5	Opinion of Eric W. Nodiff, Esq., General Counsel of Registrant
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Eric W. Nodiff, Esq. (included in his opinion filed as Exhibit 5).
24	Power of Attorney (contained on the signature page to this registration statement).

Item 9. Undertakings

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act0, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Little Falls, state of New Jersey, on this 30th day of January, 2009.

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
	Name:	Andrew A. Krakauer
	Title:	President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew A. Krakauer and Eric W. Nodiff, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE OFFICER:

/s/ Andrew A. Krakauer
Andrew A. Krakauer	President	January 30, 2009

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Craig A. Sheldon
Craig A. Sheldon	Senior Vice President and Chief Financial Officer	January 30, 2009

DIRECTORS:

/s/ Charles M. Diker
Charles M. Diker	Chairman of the Board and Director	January 30, 2009

/s/ Alan J. Hirschfield
Alan J. Hirschfield	Vice Chairman and Director	January 30, 2009

/s/ Robert L. Barbanell
Robert L. Barbanell	Director	January 30, 2009

/s/ Alan R. Batkin
Alan R. Batkin	Director	January 30, 2009

/s/ Joseph M. Cohen
Joseph M. Cohen	Director	January 30, 2009

/s/ Mark N. Diker
Mark N. Diker	Director	January 30, 2009

/s/ George L. Fotiades
George L. Fotiades	Director	January 30, 2009

/s/ Elizabeth McCaughey
Elizabeth McCaughey	Director	January 30, 2009

/s/ Bruce Slovin
Bruce Slovin	Director	January 30, 2009

EXHIBIT INDEX

Exhibit Number	Description of Document

4	2006 Equity Incentive Plan, as amended
5	Opinion of Eric W. Nodiff, Esq., General Counsel of Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Eric W. Nodiff, Esq. (included in his opinion filed as Exhibit 5).
24	Power of Attorney (contained on the signature page to this registration statement).